Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA T: +1 847 634 6700 F: +1 847 913 8766 www.zebra.com
Zebra Technologies Announces Fourth-Quarter and Full-Year 2017 Results

Financial Highlights

•	Strong fourth-quarter net sales of $1.03 billion, above the company’s guidance range

•	Fourth-quarter net income of $4 million and net income per diluted share of $0.07; includes one-time charges of $72 million related to the Tax Cuts and Jobs Act of 2017 (“TCJA”)

•	Fourth-quarter non-GAAP net income of $126 million and non-GAAP diluted EPS of $2.33, above the company’s guidance range

•	Fourth-quarter adjusted EBITDA increased 14% year-over-year to $204 million; and adjusted EBITDA margin expanded 90 basis points year-over-year to 19.9%

•	Generated $478 million of cash from operations and $428 million of free cash flow in 2017

•	$454 million net reduction of total debt in 2017, significantly exceeding guidance floor of $300 million

Lincolnshire, Ill., Feb. 22, 2018 — Zebra Technologies Corporation (NASDAQ: ZBRA), the market leader in rugged mobile computers, barcode scanners and barcode printers enhanced with software and services to enable real-time enterprise visibility, today announced results for the fourth quarter and full year ended December 31, 2017.

“We delivered strong fourth-quarter and full-year results, driven by robust demand for our unmatched portfolio of innovative solutions. In the fourth quarter, we drove higher sales across all major product categories and regions, eclipsing $1 billion in quarterly sales for first time in company history, which enabled us to exceed the high end of our profit expectations. We also made significant progress on our initiative to decrease financial leverage, exceeding our 2017 total debt paydown minimum commitment by more than 50 percent,” said Anders Gustafsson, chief executive officer of Zebra Technologies. “I commend the excellent execution by our teams to exceed our financial goals and advance our Enterprise Asset Intelligence strategy. Zebra is well positioned to continue to drive attractive profitable growth and shareholder value.”

$ in millions, except per share amounts	4Q17	4Q16	Change	FY17	FY16	Change
Select reported measures:
Net sales	$1,026	$942	8.9%	$3,722	$3,574	4.1%
Gross profit	469	432	8.6%	1,710	1,642	4.1%
Net income (loss)	4	17	(76.5%)	17	(137)	NM
Net income (loss) per diluted share	$0.07	$0.34	(79.4%)	$0.32	$(2.65)	NM

Select Non-GAAP measures:
Adjusted net sales	$1,026	$944	8.7%	$3,725	$3,584	3.9%
Organic net sales growth			7.3%			6.5%
Adjusted gross profit	470	435	8.0%	1,716	1,654	3.7%
Adjusted gross margin	45.8%	46.1%	(30) bps	46.1%	46.1%	0 bps
Adjusted EBITDA	204	179	14.0%	692	628	10.2%
Adjusted EBITDA margin	19.9%	19.0%	90 bps	18.6%	17.5%	110 bps
Non-GAAP net income	$126	$102	23.5%	$379	$293	29.4%
Non-GAAP earnings per diluted share	$2.33	$1.93	20.7%	$7.05	$5.60	25.9%

Reported (GAAP) results
Net sales were $1,026 million in the fourth quarter of 2017 compared to $942 million in the fourth quarter of 2016. Net sales in the Enterprise Visibility & Mobility ("EVM") segment (formerly known as the Enterprise segment) were $675 million in the fourth quarter of 2017 compared with $617 million in the fourth quarter of 2016. Asset Intelligence & Tracking ("AIT") segment (formerly known as the Legacy Zebra segment) net sales were $351 million in the fourth quarter of 2017 compared to $327 million in the prior year period. Fourth-quarter 2017 gross profit was $469 million compared to $432 million in the comparable prior year period. Net income for the fourth quarter of 2017 was $4 million, or $0.07 per diluted share, compared to net income of $17 million, or $0.34 per diluted share, for the fourth quarter of 2016.

Adjusted (Non-GAAP) results
Consolidated adjusted net sales were $1,026 million in the fourth quarter of 2017 compared to $944 million in the prior year period, an increase of 8.7%. Consolidated organic net sales growth for the fourth quarter was 7.3% reflecting growth across all regions, most notably EMEA, Latin America, and North America. Fourth-quarter year-over-year organic net sales growth was 8.5% in the EVM segment and 5.0% in the AIT segment.

Consolidated adjusted gross margin for the fourth quarter of 2017 was 45.8%, compared to 46.1% in the prior year period. This decrease was due to changes in business mix and higher support services costs. Adjusted operating expenses increased in the fourth quarter of 2017 to $287 million from $275 million in the prior year period primarily due to growth in the business and increased incentive compensation expense related to improved operating results.

Adjusted EBITDA for the fourth quarter of 2017 increased to $204 million, or 19.9% of adjusted net sales, compared to $179 million, or 19.0% of adjusted net sales, for the fourth quarter of 2016 primarily due to operating leverage on increased sales.

Non-GAAP net income for the fourth quarter of 2017 was $126 million, or $2.33 per diluted share, compared with $102 million, or $1.93 per diluted share, for the fourth quarter of 2016.

Balance Sheet and Cash Flow
As of December 31, 2017, the company had cash and cash equivalents of $62 million and total debt of $2,227 million.

In the fourth quarter of 2017, the company completed the comprehensive plan to restructure its debt, which was initiated in July 2017. The actions taken in the fourth quarter included the redemption of the remaining $300 million of 7.25% senior notes and the implementation of a new $180 million receivables financing facility ($135 million drawn as of December 31, 2017).

For the full year 2017, free cash flow was $428 million, consisting of $478 million of cash flow from operations and capital expenditures of $50 million. The company made payments of long-term debt of $1,825 million and received proceeds from the issuance of long-term debt of $1,371 million, resulting in a $454 million net reduction of total debt in 2017. The company made cash interest payments of $195 million in 2017, which included $65 million of debt extinguishment costs during the second half of 2017 resulting from the early redemption of the senior notes.

Outlook

First Quarter 2018
The company entered 2018 with a strong order backlog and expects first-quarter 2018 net sales to increase approximately 7% to 10% from the first quarter of 2017. This expectation includes an approximately 260 basis point positive impact from foreign currency translation. We expect minimal impact from the company's adoption of new revenue recognition standard (ASC 606) on January 1, 2018.

Adjusted EBITDA margin is expected to be in the range of 18.5% to 19.0% for the first quarter 2018, favorable to the prior year period. Non-GAAP earnings per diluted share are expected to be in the range of $1.95 to $2.15. This assumes an effective tax rate of approximately 16% to 17%, which is lower than our historical tax rate due to the recent change in the U.S. tax law and tax planning initiatives.

Full Year 2018
The company expects full year 2018 net sales growth to increase approximately 4% to 7%, including an anticipated 2 percentage point positive impact from foreign currency translation.

Adjusted EBITDA margin is expected to be in the range of 19% to 20% for the full year 2018, an improvement compared to the full year 2017.

For the full year 2018, the company expects to generate free cash flow of at least $475 million and continue to reduce financial leverage.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the company’s financial results for the fourth quarter and full year of 2017. The conference call will be held today, Thursday, Feb. 22, at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the company’s website at investors.zebra.com.

About Zebra
With the unparalleled operational visibility Zebra (NASDAQ: ZBRA) provides, enterprises become as smart and connected as the world we live in. Real-time information – gleaned from visionary solutions including hardware, software and services – gives organizations the competitive edge they need to simplify operations, know more about their businesses and customers, and empower their mobile workers to succeed in today’s data-centric world. For more information, visit www.zebra.com or sign up for our news alerts. Follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K.

Information regarding the impact of the TCJA consists of preliminary estimates, based on current calculations, interpretations, assumptions and expectations.  These estimates may change materially as we learn additional information about and obtain additional guidance on the TCJA.

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “EBITDA,” “Adjusted EBITDA,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “free cash flow,” “organic net sales growth,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present Non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating, for certain currencies, current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. In addition, the company excludes the impact of its foreign currency hedging program in both the current year and prior year periods. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors    Media
Michael Steele, CFA, IRC    Therese Van Ryne
Vice President, Investor Relations    Director, Global Public Relations
Phone: + 1 847 793 6707     Phone: + 1 847 370 2317
msteele@zebra.com     therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In millions, except share data)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$62	$156
Accounts receivable, net	479	625
Inventories, net	458	345
Income tax receivable	40	32
Prepaid expenses and other current assets	24	64
Total Current assets	1,063	1,222
Property, plant and equipment, net	264	292
Goodwill	2,465	2,458
Other intangibles, net	299	480
Long-term deferred income taxes	119	113
Other long-term assets	65	67
Total Assets	$4,275	$4,632
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$51	$—
Accounts payable	383	413
Accrued liabilities	337	323
Deferred revenue	186	191
Income taxes payable	43	22
Total Current liabilities	1,000	949
Long-term debt	2,176	2,648
Long-term deferred income taxes	—	3
Long-term deferred revenue	148	124
Other long-term liabilities	117	116
Total Liabilities	3,441	3,840
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	257	210
Treasury stock at cost, 18,915,762 and 19,267,269 shares at December 31, 2017 and December 31, 2016, respectively	(620)	(614)
Retained earnings	1,248	1,240
Accumulated other comprehensive loss	(52)	(45)
Total Stockholders’ Equity	834	792
Total Liabilities and Stockholders’ Equity	$4,275	$4,632

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales
Net sales of tangible products	$899	$815	$3,223	$3,056
Revenue from services and software	127	127	499	518
Total Net sales	1,026	942	3,722	3,574
Cost of sales:
Cost of sales of tangible products	470	429	1,677	1,593
Cost of services and software	87	81	335	339
Total Cost of sales	557	510	2,012	1,932
Gross profit	469	432	1,710	1,642
Operating expenses:
Selling and marketing	112	107	448	444
Research and development	98	92	389	376
General and administrative	87	82	301	307
Amortization of intangible assets	33	51	184	229
Acquisition and integration costs	—	27	50	125
Impairment of goodwill and other intangibles	—	—	—	62
Exit and restructuring costs	6	2	16	19
Total Operating expenses	336	361	1,388	1,562
Operating income	133	71	322	80
Other expenses:
Foreign exchange loss	(3)	(1)	(1)	(5)
Interest expense, net	(51)	(48)	(227)	(193)
Other, net	(1)	(2)	(6)	(11)
Total Other expenses	(55)	(51)	(234)	(209)
Income (loss) before income taxes	78	20	88	(129)
Income tax expense	74	3	71	8
Net income (loss)	$4	$17	$17	$(137)
Basic earnings (loss) per share	$0.07	$0.34	$0.33	$(2.65)
Diluted earnings (loss) per share	$0.07	$0.34	$0.32	$(2.65)
Basic weighted average shares outstanding	53,208,248	51,792,228	53,021,761	51,579,112
Diluted weighted average and equivalent shares outstanding	53,851,248	52,573,283	53,688,832	51,579,112

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net income (loss)	$17	$(137)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	263	304
Impairment of goodwill, intangibles and other assets	1	69
Amortization of debt issuance costs and discounts	38	23
Share-based compensation	35	27
Debt extinguishment costs	65	—
Deferred income taxes	(9)	(44)
Unrealized gain on forward interest rate swaps	(2)	—
Other, net	4	3
Changes in operating assets and liabilities:
Accounts receivable, net	161	34
Inventories, net	(110)	34
Other assets	16	7
Accounts payable	(40)	125
Accrued liabilities	4	(29)
Deferred revenue	17	7
Income taxes	26	(41)
Other operating activities	(8)	(2)
Net cash provided by operating activities	478	380
Cash flows from investing activities:
Purchases of property, plant and equipment	(50)	(77)
Proceeds for the sale of a business	—	39
Purchases of long-term investments	(1)	(1)
Net cash used in investing activities	(51)	(39)
Cash flows from financing activities:
Payments of debt issuance costs and discounts	(5)	(5)
Proceeds from issuance of long-term debt	1,371	102
Payments of long term-debt	(1,825)	(484)
Payments of debt extinguishment costs	(65)	—
Proceeds from exercise of stock options and stock purchase plan purchases	12	11
Taxes paid related to net share settlement of equity awards	(5)	(8)
Net cash used in financing activities	(517)	(384)
Effect of exchange rate changes on cash	(4)	7
Net decrease in cash and cash equivalents	(94)	(36)
Cash and cash equivalents at beginning of year	156	192
Cash and cash equivalents at end of year	$62	$156
Supplemental disclosures of cash flow information:
Income taxes paid	$65	$81
Interest paid	$195	$180

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES GROWTH
(UNAUDITED)
(In millions, except share data)

	Three Months Ended
	December 31, 2017
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	7.3%	9.4%	8.9%
Adjustments:
Impact of Wireless LAN Net sales(1)	—	1.1%	0.7%
Impact of foreign currency translation(2)	(2.3)%	(2.0)%	(2.1)%
Corporate, eliminations(3)	—	—	(0.2)%
Organic Net sales growth	5.0%	8.5%	7.3%

	Twelve Months Ended
	December 31, 2017
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	5.1%	3.3%	4.1%
Adjustments:
Impact of Wireless LAN Net sales(1)	—	4.9%	3.2%
Impact of foreign currency translation(2)	(0.5)%	(0.7)%	(0.6)%
Corporate, eliminations(3)	—	—	(0.2)%
Organic Net sales growth	4.6%	7.5%	6.5%

(1) The Company sold the wireless LAN business in October 2016. Net sales from this business are excluded in the prior year period when computing organic net sales growth.
(2) Operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating, for certain currencies, the current period results at the currency exchange rates used in the comparable prior year period, rather than the exchange rates in effect during the current period. In addition, we exclude the impact of the company’s foreign currency hedging program in both the current and prior year periods.

(3) Amounts included in Corporate, eliminations consist of purchase accounting adjustments which are related to the Enterprise Acquisition in October 2014 and are not reported in segment results.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(UNAUDITED)
(In millions, except share data)

	Three Months Ended
	December 31, 2017			December 31, 2016
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales (1)	$351	$675	$1,026	$327	$617	$942
Reported Gross profit	169	300	469	157	276	432
Gross Margin	48.1%	44.4%	45.7%	48.0%	44.7%	45.9%

Non-GAAP
Adjusted Net sales	$351	$675	$1,026	$327	$617	$944
Adjusted Gross profit (2)	169	301	470	157	278	435
Adjusted Gross Margin	48.1%	44.6%	45.8%	48.0%	45.1%	46.1%

	Twelve Months Ended
	December 31, 2017			December 31, 2016
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales (1)	$1,311	$2,414	$3,722	$1,247	$2,337	$3,574
Reported Gross profit	640	1,073	1,710	620	1,032	1,642
Gross Margin	48.8%	44.4%	45.9%	49.7%	44.2%	45.9%

Non-GAAP
Adjusted Net sales	$1,311	$2,414	$3,725	$1,247	$2,337	$3,584
Adjusted Gross profit (2)	641	1,075	1,716	620	1,034	1,654
Adjusted Gross Margin	48.9%	44.5%	46.1%	49.7%	44.2%	46.1%

(1) Segment Reported Net sales exclude purchase accounting adjustments related to the Enterprise acquisition and are reflected within Corporate, eliminations on a GAAP basis.
(2) Adjusted Gross profit excludes purchase accounting adjustments and share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(UNAUDITED)
(In millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$4	$17	$17	$(137)
Adjustments to Net sales(1)
Purchase accounting adjustments	—	2	3	10
Total adjustment to Net sales	—	2	3	10
Adjustments to Cost of sales(1)
Share-based compensation	1	1	3	2
Total adjustments to Cost of sales	1	1	3	2
Adjustments to Operating expenses(1)
Amortization of intangible assets	33	51	184	229
Acquisition and integration costs	—	27	50	125
Impairment of goodwill and other intangibles	—	—	—	62
Share-based compensation	10	6	35	26
Exit and restructuring costs	6	2	16	19
Total adjustments to Operating expenses	49	86	285	461
Adjustments to Other expenses, net(1)
Debt extinguishment costs	16	—	65	—
Amortization of debt issuance costs and discounts	10	7	40	23
Investment loss	1	2	1	7
Foreign exchange loss	3	1	1	5
Forward interest rate swaps (gain) loss	(1)	2	(2)	—
Total adjustments to Other expenses, net	29	12	105	35
Income tax effect of adjustments(2)
Reported income tax expense	74	3	71	8
Adjusted income tax expense	(31)	(19)	(105)	(86)
Total adjustments to income tax	43	(16)	(34)	(78)
Total adjustments	122	85	362	430
Non-GAAP Net income	$126	$102	$379	$293

GAAP earnings (loss) per share
Basic	$0.07	$0.34	$0.33	$(2.65)
Diluted	$0.07	$0.34	$0.32	$(2.65)
Non-GAAP earnings per share
Basic	$2.36	$1.96	$7.14	$5.67
Diluted	$2.33	$1.93	$7.05	$5.60

Non-GAAP weighted average shares outstanding (3)
Basic	53,208,248	51,792,228	53,021,761	51,579,112
Diluted	53,851,248	52,573,283	53,688,832	52,259,157

(1) Presented on a pre-tax basis.
(2) Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.
(3)     In periods of loss, Non-GAAP weighted-average shares exclude restricted stock awards and performance stock awards within basic and dilutive weighted-average share computations. Share-based compensation awards that are dilutive in nature are included within weighted-average dilutive share computations.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION
(UNAUDITED)
(In millions)

 EBITDA

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$4	$17	$17	$(137)
Add back:
Depreciation	21	19	79	75
Amortization of intangible assets	33	51	184	229
Total Other expenses, net	55	51	234	209
Income tax expense	74	3	71	8
EBITDA (Non-GAAP)	187	141	585	384

Adjustments to Net sales
Purchase accounting adjustments	—	2	3	10
Total adjustments to Net sales	—	2	3	10
Adjustments to Cost of sales
Share-based compensation	1	1	3	2
Total adjustments to Cost of sales	1	1	3	2
Adjustments to Operating expenses
Acquisition and integration costs	—	27	50	125
Impairment of goodwill and other intangibles	—	—	—	62
Share-based compensation	10	6	35	26
Exit and restructuring costs	6	2	16	19
Total adjustments to Operating expenses	16	35	101	232
Total adjustments to EBITDA	17	38	107	244
Adjusted EBITDA (Non-GAAP)	$204	$179	$692	$628

Adjusted EBITDA % of Adjusted Net Sales	19.9%	19.0%	18.6%	17.5%

FREE CASH FLOW

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$478	$380
Less: Purchases of property, plant and equipment	(50)	(77)
Free cash flow (Non-GAAP)(1)	$428	$303

Free cash flow conversion(2)	113%	103%

(1) Free cash flow is defined as Net cash provided by operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

(2) Free cash flow conversion is defined as Free cash flow divided by non-GAAP Net income.